Exhibit 10.19

AGREEMENT OF PURCHASE AND SALE

between

CREATIVE BATH PRODUCTS, INC.,

Seller

and

CVD EQUIPMENT CORPORATION,

Purchaser

Premises:

555 North Research Place, Central Islip, New York 11722 (Section: 164; Block 4; Lots 5, 6, 7 and Right of Way over Lot 4)

As of October 24, 2017

AGREEMENT OF PURCHASE AND SALE

THIS AGREEMENT OF PURCHASE AND SALE (“Agreement” or “Contract”), made as of October, 2017, by and among CREATIVE BATH PRODUCTS, INC., a New York corporation, having an address of 250 CREATIVE DRIVE, CENTRAL ISLIP, NEW YORK, 11722 (“Seller”), and CVD EQUIPMENT CORPORATION a New York corporation, having an address of 355 SOUTH TECHNOLOGY DRIVE CENTRAL ISLIP, NEW YORK, 11722 (“Purchaser”).

W I T N E S S E T H :

1.     Agreement to Sell and Purchase; Description of Property.

Seller agrees to sell and convey to Purchaser, and Purchaser agrees to purchase from Seller, upon the terms and conditions hereinafter contained, all right, title and interest of Seller in and to (a) that certain lot, piece or parcel of land located at 555 North Research Place, Central Islip, New York 11722 (Section: 164; Block 4; Lots 5, 6, 7 and Right of Way over Lot 4), such land as bounded and more particularly described in Exhibit A-1 attached hereto and hereby made a part hereof (collectively the “Land”), together with (i) the building(s) erected thereon (collectively the “Building”) and any and all other fixtures and improvements erected thereon (the Building and such other fixtures and improvements being hereinafter collectively referred to as the “Improvements”), (ii) the land lying in the bed of any street, highway, road or avenue, opened or proposed, public or private, in front of or adjoining the Land, to the center line thereof, (iii) any rights of way, appendages, appurtenances, easements, sidewalks, alleys, gores or strips of land adjoining or appurtenant to the Land or any portion thereof and used in conjunction therewith, (iv) any development rights appurtenant to the Land or any portion thereof and (v) any award or payment made or to be made in lieu of any of the foregoing or any portion thereof and any unpaid award for damage to the Land or any of the Improvements by reason of change of grade or closing of any street, road or avenue, it being understood and agreed that Seller will execute and deliver to Purchaser on the Closing Date (as hereinafter defined) or thereafter (which obligation shall survive the Closing (as hereinafter defined)), upon reasonable written request, all proper instruments for the conveyance of such right, title and interest and for the assignment and collection of any such awards or payments, without representation or warranty by or recourse to Seller and without extension of any survival periods relating thereto, (b) all fixtures, machinery, tangible personal property and equipment used exclusively in connection with or attached or appurtenant to or at or upon all or any portion of the Land and the Improvements at the date hereof, including, without limitation, such fire protection, heating, plumbing, electrical and air conditioning systems as now exist thereat, (c) the interest of the landlord in and to all Leases (as hereinafter defined) of all or any portion of the Land and the Improvements, and all security deposits held by Seller thereunder on the Closing Date, and (d) permits and licenses, if any, held solely for use in connection with all or any portion of the Land and the Improvements.

All of the above enumerated property, rights and interests to be sold to Purchaser pursuant to this Agreement (including, without limitation, the Building and Improvements erected on the Land or any part thereof) are hereinafter sometimes collectively referred to as the “Property”.

2.     Exceptions to Title; Title Matters

2.1     The Property is sold and shall be conveyed subject to the following (collectively, the “Permitted Exceptions”):

2.1.1     All presently existing and future liens for unpaid real estate taxes and water and sewer charges not due and payable as of the date of the Closing Date, subject to adjustment as herein below provided.

2.1.2     All present and future zoning, building, environmental and other laws, ordinances, codes, restrictions and regulations of all governmental authorities having jurisdiction with respect to the Property, including, without limitation, Section 421-a of the New York Real Property Tax Law, landmark designations and all zoning variances and special exceptions, if any (collectively, “Laws and Regulations”).

2.1.3     All covenants, restrictions and rights and all customary easements and agreements, including, without limitation those for the erection and/or maintenance of water, gas, steam, electric, telephone, sewer or other utility pipelines, poles, wires, conduits or other like facilities, and appurtenances thereto, over, across and under the Property (collectively, “Rights”), provided that they do not interfere with or prohibit the maintenance or industrial use of the premises as it presently exists, nor prohibit the paving of the landbanked parking area.

2.1.4     Any state of facts an accurate survey may show provided the same does not render the title unmarketable.

2.1.5     Any state of facts attributable directly or indirectly to acts or omissions of Purchaser or by any Affiliate of Purchaser. For Purposes of this Agreement, an “Affiliate” means any “Person”, that is, a natural person or entity that, directly or indirectly, controls the other Person, any Person that the other Person controls, or any Person or entity that is under common control with the other Person. For purposes of the preceding sentence, the term “control” means the power, direct or indirect, to direct or cause the direction of the management and policies of a Person through voting securities, by contract or otherwise.

2.1.6     INTENTIONALLY OMITTED.

2.1.7     Consents by Seller or any former owner of the Property for the erection of any structure or structures on, under or above any street or streets on which the Property may abut.

2.1.8     Encroachments and/or projections of stoop areas, roof cornices, window trims, vent pipes, cellar doors, steps, columns and column bases, flue pipes, signs, piers, lintels, window sills, fire escapes, satellite dishes, protective netting, sidewalk sheds, ledges, fences, coping walls (including retaining walls and yard walls), air conditioners and the like, if any, on, under or above any street or highway, the Property or any adjoining property.

2.1.9     Variations between tax lot lines and lines of record title.

2.1.10     Standard conditions and exceptions to title contained in the form of title policy or “marked-up” title commitment employed by the Title Company (as hereinafter defined).

2.1.11     Any financing statements, chattel mortgages, encumbrances or mechanics’ or other liens entered into by, or arising from, any financing statements filed on a day more than five (5) years prior to the Closing and any financing statements, chattel mortgages, encumbrances or mechanics’ or other liens filed against property no longer on the Property, the foregoing – provided that the title insurer designated by the Purchaser shall be willing, without special premium, to omit all such exceptions to title insurance coverage and further provided that same shall be acceptable to the Institutional Lender designated by Purchaser.

2.1.12     INTENTIONALLY OMITTED.

2.1.13     Any other matter which the Title Company may raise as an exception to title, provided the Title Company designated by Purchaser will without special premium, omit all exceptions to title insurance or insure against collection or enforcement of same out of the Property and title is not rendered unmarketable, and further provided that same shall be acceptable to the Institutional Lender (as defined below) designated by Purchaser.

2.2     Purchaser agrees to cause title to the Property to be examined by any reputable title or abstract company licensed to transact business in the State of New York (the “Title Company”) and shall direct the Title Company to deliver copies of such title report, including any modifications or continuation reports (collectively the “Title Report”) to Seller’s attorney simultaneously with the delivery of same to Purchaser. Purchaser shall order an examination of title in respect of the Property from a title company licensed or authorized to issue title insurance by the New York State Insurance Department or any agent for such title company within five (5) business days after the Purchaser receives a fully executed original of this Contract.

2.3     If, on the Closing Date, Seller is unable to convey to Purchaser title to the Property subject to and in accordance with the provisions of this Agreement, Seller shall be entitled, upon written notice delivered to Purchaser at least five business days prior to the scheduled Closing Date, to reasonable adjournments of the Closing one or more times for a period not to exceed thirty (30) days in the aggregate (or such additional time as Purchaser may consent to) to enable Seller to convey such title to the Property. If at the adjourned date Seller fails or is unable to convey title subject to and in accordance with the provisions of this Agreement, Purchaser may terminate this Agreement by written notice to Seller and Escrow Agent (as hereinafter defined) delivered on or promptly after the date scheduled for the Closing, in which event Escrow Agent shall repay to Purchaser the Downpayment (as hereinafter defined), subject to Section 2.4 hereof. This Agreement shall thereupon be deemed canceled and become void and of no further effect, and neither party hereto shall have any obligations of any nature to the other hereunder or by reason hereof, except that the provisions of Sections 13, 24 and 27 hereof shall survive such termination. If Seller elects to adjourn the Closing as provided above, this Agreement shall remain in effect for the period or periods of adjournment, in accordance with its terms. Seller shall not be required to take or bring any action or proceeding or any other steps to remove any defect in or objection to title or to fulfill any condition precedent to Purchaser’s obligations under this Agreement or to expend any moneys therefor, nor shall Purchaser have any right of action against Seller therefor, at law or in equity, except that Seller shall, on or prior to the Closing, pay, discharge or remove of record or cause to be paid, discharged or removed of record at Seller’s sole cost and expense all of the following items: (a) Voluntary Liens, as defined below, (including all sums due or which by virtue of this transaction will become due from the Seller to the Town of Islip IDA & their counsel) judgments and federal, state and municipal tax liens) (as hereinafter defined) and (b) other liens encumbering the Property (other than open real estate taxes, water and sewer charges that are subject to adjustment in accordance with Section 7 hereof other than Permitted Exceptions) which (i) are in liquidated amounts and which may be satisfied solely by the payment of money (including the preparation or filing of appropriate satisfaction instruments in connection therewith). The term “Voluntary Liens” as used herein shall mean liens and other encumbrances (other than Permitted Exceptions) which Seller has knowingly and intentionally placed or allowed to be placed on the Property, inclusive of mortgages. There shall be no monetary limitation on Seller’s obligation to cure Voluntary Liens, other liens, or mortgages. Notwithstanding anything to the contrary contained herein, Seller shall resolve or remit payment for all monetary fines and/or penalties associated with any Violations (as defined below) which were issued prior to the date of Closing by any governmental department, agency or bureau having jurisdiction as to the conditions affecting the Premises, and all such violations shall be removed or complied with by the Seller. If such removal or compliance has not been completed prior to Closing, Seller shall pay to Purchaser at Closing the reasonably estimated unpaid cost to effect or complete such removal or compliance. However, Seller in their sole discretion shall have the option to place an amount of money approved by Purchasers title company in escrow for a defined period of time in order to remove any Violations issued prior to Closing.

2.4     Notwithstanding anything in Section 2.3 above to the contrary, Purchaser may at any time accept such title as Seller can convey, without reduction of the Purchase Price (as hereinafter defined) or any credit or allowance on account thereof or any claim against Seller. The acceptance of the Deed (as hereinafter defined) by Purchaser shall be deemed to be full performance of, and discharge of, every agreement and obligation on Seller’s part to be performed under this Agreement, except for such matters which are expressly stated in this Agreement (or any subsequent agreement signed by the parties) to survive the Closing, to the limit of such survival.

2.5     The amount of any unpaid taxes, assessments and water and sewer charges which Seller is obligated to pay and discharge, with interest and penalties, may at the option of Seller be paid by Purchaser out of the balance of the Purchase Price, if bills therefor with interest and penalties thereon figured to said date are furnished to or obtained by the Title Company at the Closing for payment thereof.

2.6     If the Property shall, at the time of the Closing, be subject to any liens such as for judgments or transfer, inheritance, estate, franchise, license or other similar taxes or any encumbrances or other title exceptions which would be grounds for Purchaser to reject title hereunder, the same shall not be deemed an objection to title provided that, at the time of the Closing, either (a) Seller delivers certified or official bank teller’s checks at the Closing in the amount required to satisfy the same and delivers to Purchaser and/or the Title Company at the Closing instruments in recordable form (and otherwise in form reasonably satisfactory to the Title Company in order to omit the same as an exception to its title policy) sufficient to satisfy and discharge of record such liens and encumbrances together with the cost of recording or filing such instruments or (b) the Title Company will otherwise issue or bind itself to issue a policy which will without special premium, omit an exceptions to title insurance or insure Purchaser against collection thereof from or enforcement thereof against the Property and title is not rendered unmarketable, and further provided that same shall be acceptable to the Institutional Lender designated by Purchaser.

2.7     INTENTIONALLY OMITTED.

3.     Purchase Price and Payment.

3.1     The purchase price payable to Seller for the Property is Thirteen Million Eight Hundred Fifty Thousand and 00/100 DOLLARS ($13,850,000.00) (the “Purchase Price”), subject to such apportionments, adjustments and credits as are provided in Sections 7, 10, and12 hereof.

3.2     The Purchase Price shall be payable as follows:

(a)      Five Hundred Thousand and 00/100 DOLLARS ($500,000.00) (such principal amount being the “Downpayment”) upon the signing of this Agreement, by bank check drawn on a member bank of the New York Clearinghouse Association, payable to Campolo, Middleton & McCormick, LLP AS ATTORNEY (“Escrow Agent”), subject to collection. The Downpayment shall be held by Escrow Agent and disbursed in accordance with the terms and conditions of this Agreement. The Downpayment shall be held by Escrow Agent in a NON-INTEREST bearing account and disbursed in accordance with the terms and conditions of this Agreement.

(b)     The balance of the Purchase Price shall be paid to Seller on the Closing Date, in accordance with Section 3.2 hereof, subject to the apportionments, adjustments and credits referenced in Section 3.2 above, simultaneously with the delivery of the Deed by one or more of the following methods: certified check(s), official bank tellers check(s), federal funds wire transfer of immediately available funds to an account at such bank or banks as shall be designated by Seller, except that uncertified checks of Purchaser payable to the order of Seller up to the amount of ten thousand ($10,000.00) dollars in the aggregate shall be acceptable for sums payable at Closing .

3.3     Subject to Section 24, whenever in this Agreement Purchaser is entitled to a return of the Downpayment, Purchaser shall be entitled to the return of the Downpayment actually being held by Escrow Agent pursuant to this Agreement. Subject to Section 24, whenever in this Agreement Seller is entitled to retain the Downpayment, Seller shall be entitled to the Downpayment actually being held by Escrow Agent pursuant to this Agreement.

4.     Mortgage Commitment Contingency

(A)     The obligation of Purchaser to purchase under this Contract is conditioned upon issuance on or before the date (the “Commitment Date”) which is forty-five (45) days after the date hereof, of a written commitment from an Institutional Lender pursuant to which such Institutional Lender agrees to make a first mortgage loan to Purchaser, at Purchaser’s sole cost and expense, of $10,387,500.00 for a term of ten (10) years with an amortization schedule of not less than 20 years (or such lesser sum, shorter term or different amortization schedule as Purchaser shall be willing to accept) at the prevailing fixed or adjustable rate of interest and on other customary commitment terms (the “Commitment”). A commitment conditioned on the Institutional Lender’s approval of an appraisal and/or environmental inspection shall not be deemed a “Commitment” hereunder until an appraisal and environmental inspection are approved (and if that does not occur before the Commitment Date, Purchaser may cancel under subparagraph (D) hereof unless the Commitment Date is extended).

(B)

Purchaser shall (i) make prompt application to one or, at Purchaser’s election, more than one Institutional Lender for such mortgage loan, (ii) furnish accurate and complete information regarding Purchaser and Purchaser’s principals, as required, (iii) pay all fees, and charges required in connection with such application and loan, (iv) pursue such application with diligence (including the securing of such environmental reports required by such Institutional Lender), and (v) cooperate in good faith with such Institutional Lender(s) to obtain a Commitment. Purchaser shall accept a Commitment meeting the terms set forth in subparagraph (A) and shall comply with all requirements of such Commitment (or any other commitment accepted by Purchaser).

(C)

If all Institutional Lenders to whom applications were made deny such applications in writing prior to the Commitment Date, Purchaser may cancel this Contract by giving Notice thereof to Seller, within 5 business days after the Commitment Date with a copy of such denials and all application materials (except to the extent that they contain material non-public information), provided that Purchaser has complied with all its obligations under this section.

(D)

If no Commitment is issued by an Institutional Lender on or before the Commitment Date, then, unless Purchaser has accepted a written commitment from an Institutional Lender that does not conform to the terms set forth in subparagraph (A) hereof, Purchaser may cancel this Contract by giving Notice to Seller, within 5 business days after the Commitment Date , provided that such Notice includes the name and address of the Institutional Lender(s) to whom application was made and that Purchaser has complied with all its obligations under this section.

(E)

If this Contract is canceled by Purchaser pursuant to subparagraphs (C) or (D) hereof, neither party shall thereafter have any further rights against, or obligations or liabilities to, the other by reason of this Contract, except that (i) the Downpayment shall be promptly refunded to Purchaser and (ii) those provisions which, by the express terms of this Contract survive cancellation, shall survive.

(F)

For purposes of this Contract, the term “Institutional Lender” shall mean any (i) bank, savings bank, trust company, savings and loan association, credit union whether organized under the laws of the State of New York, the United States or any other state, foreign banking corporation licensed by the Superintendent of Banks of New York or regulated by the Comptroller of the Currency to transact business in New York State; or (ii) mortgage banker licensed pursuant to Article 12-D of the Banking Law;

5.     Closing.

5.1     The closing of the transaction contemplated hereby (the “Closing”) shall occur on or about NINETY (90) days immediately following the date that Purchaser receives a fully executed duplicate original of this Agreement being herein referred to as the “Closing Date”). However, notwithstanding the foregoing, at the sole election of the Purchaser (or its Assigns), after a title report/commitment has been issued and received by Seller, upon not less than three (3) days written Notice (which may be served by email directed to Seller’s attorney) excluding November 23, 24 or December 22, 25, 26, 27, 28, 29 Closing shall take place on the date so designated by Purchaser (or its Assigns), TIME BEING OF THE ESSENCE with respect to Seller’s obligations pursuant to this Section “5.”

5.2     The Closing will occur at the offices of Campolo, Middleton & McCormick, LLP at 4175 Veterans Memorial Highway, Suite 400, Ronkonkoma, NY 11779 or such location as designated by Purchaser’s mortgage lender.

6.     As Is.

6.1     Seller represents and warrants that the Premises shall be delivered at Closing (i) vacant, (ii) free of tenancies and occupancies, (iii) broom clean, (iv) with the existing plumbing, electrical, heating, ventilation and air conditioning systems and equipment and loading dock doors in working order and (v) with the roof free of leaks. Except as expressly set forth in this Contract to the contrary, Purchaser is expressly purchasing the Property in its existing condition “AS IS, WHERE IS, AND WITH ALL FAULTS” with respect to all facts, circumstances, conditions and defects, and, except as is expressly set forth in this Agreement to the contrary, Seller has no obligation to determine or correct any such facts, circumstances, conditions or defects or to compensate Purchaser for same. Seller has specifically bargained for the assumption by Purchaser of all responsibility to investigate the Property, Laws and Regulations, Rights, Facts, and of all risk of adverse conditions and has structured the Purchase Price and other terms of this Agreement in consideration thereof. Purchaser has undertaken all such investigations of the property, laws and regulations, rights, facts, and Violations as Purchaser deems necessary or appropriate under the circumstances as to the status of the Property and based upon same, except as is expressly set forth in this Agreement to the contrary, Purchaser is and will be relying strictly and solely upon such inspections and examinations and the advice and counsel of its own consultants, agents, legal counsel and officers and Purchaser is and will be fully satisfied that the Purchase Price is fair and adequate consideration for the Property and, by reason of all the foregoing, Purchaser assumes the full risk after Closing of any loss or damage (subject to Section 12 below) occasioned by any fact, circumstance, condition or defect pertaining to the Property.

6.2     Except as expressly set forth in this Contract to the contrary, Seller hereby disclaims all warranties of any kind or nature whatsoever (including, without limitation, warranties of habitability and fitness for particular purposes), whether expressed or implied, including, without limitation, warranties with respect to the Property. Purchaser acknowledges that it is not relying upon any representation of any kind or nature made by Seller, or Broker (as hereinafter defined), or any of their respective direct or indirect members, partners, shareholders, officers, directors, employees or agents (collectively, the “Seller Related Parties”) with respect to the Property, and that, in fact, no such representations were made except as expressly set forth in this Agreement. To the extent required to be operative, the disclaimers and warranties contained herein are “conspicuous” disclaimers for purposes of any applicable Laws and Regulations. Except to the extent expressly set forth in this Contract to the contrary, Purchaser, for itself and its agents, affiliates, successors and assigns (collectively, the “Purchaser Related Parties”), hereby releases and forever discharges Seller Related Parties from any and all rights, claims and demands at law or in equity, whether known or unknown at the time of this Agreement, which Purchaser Related Parties have or may have in the future, arising out of the physical and/or environmental condition of the Property, including, without limitation, any claim for indemnification or contribution arising under the Comprehensive Environmental Response, Compensation, and Liability Act (42 U.S.C. §§ 9601 et seq.) or any similar Federal, State or local statute, rule or ordinance relating to liability of property owners for environmental matters. The provisions of this Section 6.2 shall survive the Closing or termination of this Agreement.

6.3     Seller represents and warrants that, to the best of Seller’s knowledge: (i) there are no adverse Environmental Conditions (as defined below) affecting the Premises; (ii) Seller does not have in its possession any environmental documents pertaining to Environmental Conditions at the Premises, whether prepared for or by Seller or some other party; (iii) no third party or governmental claims, actions, or demands are pending or have been threatened against the Seller or any other party in connection with Environmental Conditions at the Premises; (iv) No lien or other restriction on the ownership, occupancy, use or transferability of the Premises, has been imposed by any governmental agency in connection with presence of any Hazardous Substances or any release or threatened release of Hazardous Substances; and (v) neither the Seller nor any other party has entered into or been subject to any consent decree, compliance order, or administrative order issued pursuant to applicable laws with respect to Environmental Conditions at the Premises, or received notice under the citizen suit provision of any applicable law in connection with Environmental Conditions at the Premises or any facilities or operation thereon. Except for the foregoing, Seller makes no warranty with respect to the presence of Hazardous Materials on, above or beneath the Land (or any parcel in proximity thereto) or in any water on or under the Property. Except with regards to joinder made within five (5) years from the date of Closing, Purchaser’s closing hereunder shall be deemed to constitute an express waiver of Purchaser’s right to cause Seller to be joined in any action brought under any Environmental Laws (as hereinafter defined). The term “Hazardous Materials” shall mean (a) those substances included within the definitions of any one or more of the terms “hazardous materials”, “hazardous wastes”, “hazardous substances”, “industrial wastes”, and “toxic pollutants”, as such terms are defined under the Environmental Laws, or any of them, (b) petroleum and petroleum products, including, without limitation, crude oil and any fractions thereof, (c) natural gas, synthetic gas and any mixtures thereof, (d) asbestos and or any material which contains any hydrated mineral silicate, including, without limitation, chrysotile, amosite, crocidolite, tremolite, anthophylite and/or actinolite, whether friable or non-friable, (e) polychlorinated biphenyl (“PCBs”) or PCB-containing materials or fluids, (f) radon, (g) any other hazardous or radioactive substance, material, pollutant, contaminant or waste, and (h) any other substance with respect to which any Environmental Law or governmental authority requires environmental investigation, monitoring or remediation. The term “Environmental Laws” shall mean all federal, state and local laws, statutes, ordinances and regulations, now or hereafter in effect, in each case as amended or supplemented from time to time, including, without limitation, all applicable judicial or administrative orders, applicable consent decrees and binding judgments relating to the regulation and protection of human health, safety, the environment and natural resources (including, without limitation, ambient air, surface, water, groundwater, wetlands, land surface or subsurface strata, wildlife, aquatic species and vegetation), including, without limitation, the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended (42 U.S.C. §§ 9601 et seq.), the Hazardous Material Transportation Act, as amended (49 U.S.C. §§ 1801 et seq.), the Federal Insecticide, Fungicide, and Rodenticide Act, as amended (7 U.S.C. §§ 136 et seq.), the Resource Conservation and Recovery Act, as amended (42 U.S. §§ 6901 et seq.), the Toxic Substances Control Act, as amended (15 U.S.C. §§ 2601 et seq.), the Clean Air Act, as amended (42 U.S.C. §§ 7401 et seq.), the Federal Water Pollution Control Act, as amended (33 U.S.C. §§ 1251 et seq.), the Occupational Safety and Health Act, as amended (29 U.S.C. §§ 651 et seq.), the Safe Drinking Water Act, as amended (42 U.S.C. §§ 300f et seq.), any state or local counterpart or equivalent of any of the foregoing, and any federal, state or local transfer of ownership notification or approval statutes.

6.4     Except for the foregoing representations by Seller, Purchaser shall rely solely upon Purchaser’s own knowledge of the Property based on its investigation of the Property and its own inspection of the Property in determining the Property’s physical condition. Except for the foregoing representation by Seller, Purchaser releases Seller, the Seller Related Parties and their respective successors and assigns from and against any and all claims which Purchaser Related Party has or may have arising from or related to any matter or thing related to or in connection with the Property, except as expressly set forth in this Agreement to the contrary, any construction defects, errors or omissions in the design or construction and any environmental conditions, and neither Purchaser nor any Purchaser Related Party shall look to Seller, the Seller Related Parties or their respective successors and assigns in connection with the foregoing for any redress or relief. This release shall be given full force and effect according to each of its express terms and provisions, including those relating to unknown and unsuspected claims, damages and causes of action. The provisions of this Section 6.4 shall survive the termination of this Agreement or the Closing Date and shall not be deemed to have merged into any of the documents executed or delivered at the Closing. To the extent required to be operative, the disclaimers and warranties contained herein are “conspicuous” disclaimers for purposes of any applicable Law or Regulation.

6.5     The provisions of this Section 6 shall survive the Closing or earlier termination of this Agreement or the Closing Date and shall not be deemed to have merged into any of the documents executed or delivered at the Closing.

7.     Apportionments.

7.1     At the Closing, the following items shall be apportioned between the parties as of 11:59 PM EST on the day preceding the Closing Date. Any errors in the apportionments pursuant to this Section 7 shall be corrected by appropriate re-adjustment between Seller and Purchaser post-closing, provided that notice of any such error, with supporting calculations, shall be given by Purchaser to Seller or by Seller to Purchaser, as the case may be, no later than ninety (90) days after the Closing, if ascertainable within such period, it being understood and agreed that if any such items or errors are not ascertainable at the Closing or within ninety (90) days thereafter, the apportionment shall be made subsequent to the Closing when the charge or error is determined. Except as otherwise specifically provided for herein, all apportionments shall be made in the manner recommended by the Customs in Respect to Title Closings of the Real Estate Board of New York, Inc., and there shall be no other apportionments. The items to be apportioned are:

7.1.1     INTENTIONALLY OMITTED

7.1.2     Real estate taxes and PILOT, unmetered water and sewer charges and vault charges, if any, and any and all other municipal or governmental assessments of any and every nature levied or imposed upon the Property in respect of the current lien year of the applicable taxing authority in which the Closing Date occurs (the “Current Tax Year”), on a per diem basis based upon the number of days in the Current Tax Year prior to the Closing Date (which shall be allocated to Seller) and the number of days in the Current Tax Year on and after the Closing Date (which shall be allocated to Purchaser). If the Closing shall occur before the tax rate for the Current Tax Year is fixed, the apportionment of real estate taxes or PILOT shall be upon the basis of the tax rate for the next preceding fiscal period applied to the latest assessed valuation. Promptly after the new tax rate is fixed for the fiscal period in which the Closing takes place, the apportionment of real estate taxes shall be recomputed. Upon the Closing Date and subject to the adjustment provided above, Purchaser shall be responsible for real estate taxes and assessments levied or imposed upon the Property payable in respect of the Current Tax Year In no event shall Seller be charged with or be responsible for any increase in the real estate taxes or assessments levied or imposed upon the Property resulting from the transfer of the Property herein contemplated or from any improvements made or any lease entered into at any time or for any reason. If any assessments levied or imposed upon the Property are payable in installments, the installment for the Current Tax Year shall be prorated in the manner set forth above and Purchaser hereby assumes the obligation to pay any such installments due on and after the Closing Date.

7.1.3     Any charges or fees for transferable licenses and permits for the Property, if any.

7.1.4     All other items customarily apportioned in connection with sale of buildings substantially similar to the Building in the State of New York and County of Suffolk.

7.2     If the Property is not on frontage and there are water meters on the Property, Seller shall endeavor to furnish actual readings at the Closing, and the unfixed meter charges and the unfixed sewer rents, if any, based thereon for the intervening time shall be apportioned on the basis of such last final or actual readings. If Seller fails or is unable to obtain such readings, the Closing shall nevertheless proceed and the parties shall place in escrow an amount reasonably agreeable to the parties and apportion the meter charges and sewer rents on the basis of the last readings and bills received by Seller and the same shall be appropriately readjusted after the Closing from said escrow on the basis of a final water meter reading.

7.3     Seller shall not be required or entitled to assign any policies of insurance in respect of the Property to Purchaser, and Purchaser shall be responsible for obtaining its own insurance as of the Closing Date, and no adjustment shall be made for any insurance premiums. Purchaser shall take all necessary actions required to transfer all utility accounts to Purchaser as of the Closing Date and Seller shall cooperate (at no cost to Seller) in connection with any such transfer. Seller shall be entitled to a refund from any such utility of any deposits made by Seller in connection therewith.

7.4     INTENTIONALLY OMITTED.

7.5     The provisions of this Section 7 shall survive the Closing; provided, however, that any re-prorations or re-apportionments shall be made as and when required under Section 7.1 above.

8.     Representations and Warranties of the Parties; Certain Covenants.

8.1     Seller warrants, represents and covenants to and with Purchaser that the following are true and correct on the date hereof and shall be true and correct at Closing:

8.1.1     Seller has the requisite power and authority to enter into and to perform the terms of this Agreement. Seller is not subject to any law, order, decree, restriction or agreement which prohibits or would be violated by this Agreement or the consummation of the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly authorized by all requisite action of Seller. This Agreement constitutes, and each document and instrument contemplated hereby to be executed and delivered by Seller, when executed and delivered, shall constitute the legal, valid and binding obligation of Seller enforceable against Seller in accordance with its respective terms (subject to bankruptcy, insolvency, reorganization, moratorium or similar laws affecting creditors’ rights generally).

8.1.2     Seller is not a “foreign person” within the meaning of Section 1445 of the Internal Revenue Code 1986, as amended, or any regulations promulgated thereunder (collectively, the “Code”).

8.1.3     Neither the execution, delivery and performance of this Agreement nor the consummation of the transactions contemplated hereby is prohibited by, or requires Seller to obtain any consent, authorization, approval or registration under any law, statute, rule, regulation, judgment, order, writ, injunction or decree which is binding upon Seller.

8.1.4     Seller has not entered into any written service contracts relating to the Property (“Service Contracts”) which will be binding upon Purchaser after the Closing.

8.1.5     Seller has not received written notice of any pending or threatened condemnation or eminent domain proceedings that would affect the Property.

8.1.6     Seller is not, and will not become, a person or entity with whom United States persons or entities are restricted or prohibited from doing business under regulations of the Office of Foreign Asset Control (“OFAC”) of the Department of the Treasury (including those named on OFAC’s specially designated and blocked persons list) or under any statute, executive order (including the November 24, 2001, Executive Order Blocking Property and Prohibiting Transactions With Persons Who Commit, Threaten to Commit, or Support Terrorism), or other governmental action and is not and will not engage in any dealings or transactions or be otherwise associated with such persons or entities.

8.1.7     Intentionally Omitted.

8.1.8     To the best of Seller’s knowledge, Seller has not received any written notice that the Property is subject to any material violation or material failure to comply with any law or municipal ordinance which will materially and adversely affect the value of the Property.

8.1.9     Seller has not received written notice of and has no knowledge of any action, suit, arbitration, unsatisfied order or judgment, government investigation or proceeding pending against Seller with respect to the Premises, including with respect to environmental violations, which if adversely determined could individually or in the aggregate materially interfere with the consummation of the transaction contemplated by this contract.

8.1.10     There are no underground fuel storage tanks at the Premises.

8.1.11     There is no union agreement governing the employees at the Property.

8.1.12     Neither Seller, nor any person controlling or controlled by Seller, is a country, territory, individual or entity named on a Government List, and the monies used in connection with this Agreement and amounts committed with respect thereto, were not and are not derived from any activities that contravene any applicable anti-money laundering or anti-bribery laws and regulations (including funds being derived from any person, entity, country or territory on a Government List or engaged in any unlawful activity defined under Title 18 of the United States Code, Section 1956(c)(7)). For purposes of this paragraph “Government List” means any of (a) the two lists maintained by the United States Department of Commerce (Denied Persons and Entities), (b) the list maintained by the United States Department of Treasury (Specially Designated Nationals and Blocked Persons), and (c) the two lists maintained by the United States Department of State (Terrorist Organizations and Debarred Parties).

For the purposes of this Agreement, the terms “to the actual knowledge of Seller,” “to the best of Seller’s knowledge” and phrases of similar import shall mean the actual knowledge of Robert Weiss (Seller’s Chief Operating Officer), without independent inquiry or investigation (other than the review of Seller’s records relating to the Property), or the actual knowledge of any of Seller’s officers or directors without any special investigation, and shall not mean that Seller or such individual is charged with knowledge of the acts, omissions and/or knowledge of Seller’s property manager (or any employee thereof) or of Seller’s other agents or employees or of Seller’s predecessors-in-title to the Property. Subject to Purchaser's compliance with the requirements of this Agreement, Seller’s representations and warranties contained in this Section 8.1 shall survive the Closing for a period of ninety (90) days after the Closing (the “Survival Period”).

8.2     Purchaser warrants, represents and covenants to and with Seller that to the best of its knowledge, the following are true and correct on the date hereof and shall be true and correct at Closing:

8.2.1     Purchaser is not subject to any law, order, decree, restriction, or agreement which prohibits or would be violated by this Agreement or the consummation of the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly authorized by all requisite action of Purchaser. This Agreement constitutes, and each document and instrument contemplated hereby to be executed and delivered by Purchaser, when executed and delivered, shall constitute the legal, valid and binding obligation of Purchaser enforceable against Purchaser in accordance with its respective terms (subject to bankruptcy, insolvency, reorganization, moratorium or similar laws affecting creditor’s rights generally).

8.2.2     Neither the execution, delivery and performance of this Agreement nor the consummation of the transactions contemplated hereby is prohibited by, or requires Purchaser to obtain any consent, authorization, approval or registration under any law, statute, rule, regulation, judgment, order, writ, injunction or decree which is binding upon Purchaser.

8.2.3     There are no judgments, orders, or decrees of any kind against Purchaser unpaid or unsatisfied of record, nor any actions, suits or other legal or administrative proceedings pending or, to the best of Purchaser’s actual knowledge, threatened against Purchaser, which would have any material adverse effect on the business or assets or the condition, financial or otherwise, of Purchaser or the ability of Purchaser to consummate the transactions contemplated by this Agreement.

8.2.4     Purchaser is not, and will not become, a person or entity with whom United States persons or entities are restricted or prohibited from doing business under regulations of the OFAC (including those named on OFAC’s specially designated and blocked persons list) or under any statute, executive order (including the November 24, 2001, Executive Order Blocking Property and Prohibiting Transactions With Persons Who Commit, Threaten to Commit, or Support Terrorism), or other governmental action and is not and will not engage in any dealings or transactions or be otherwise associated with such persons or entities.

8.2.5     Purchaser has sufficient financial resources to pay the Purchase Price and perform its obligations hereunder.

8.3     Purchaser agrees and acknowledges that, except as specifically set forth in this Agreement, neither Seller nor any of the Seller Related Parties nor Broker nor any agent nor any representative nor any purported agent or representative of Seller or any of the Seller Related Parties or Broker have made, and neither Seller nor any of the Seller Related Parties nor Broker are liable for or bound in any manner by, any express or implied warranties, guaranties, promises, statements, inducements, representations or information pertaining to the Property or any part thereof. Without limiting the generality of the foregoing, Purchaser has not relied on any representations or warranties, and Seller, the Seller Related Parties and Broker have not made any representations or warranties other than as expressly set forth herein, in either case express or implied, as to (a) the current or future real estate tax liabilities, assessments or valuations of the Property, (b) the potential qualification of the Property for any and all benefits conferred by Federal, state or municipal laws, whether for subsidies, special real estate tax treatment, insurance, mortgages, or any other benefits, whether similar or dissimilar to those enumerated, (c) the compliance of the Property, in its current or any future state, with applicable zoning ordinances and the ability to obtain a change in the zoning or a variance with respect to the Property’s’ non-compliance, if any, with said zoning ordinances, (d) the availability of any financing for the alteration, rehabilitation or operation of the Property from any source, including, without limitation, any state, city or Federal government or any institutional lender, (e) the current or future use of the Property, including, without limitation, to the Property’s use for residential (including hotel, cooperative or condominium use) or commercial purposes, (f) the present and future condition and operating state of any and all machinery or equipment on the Property and the present or future structural and physical condition of any building or its suitability for rehabilitation or renovation, (g) the ownership or state of title of any personal property on the Property, (h) the presence or absence of any Laws and Regulations or any Violations, (i) the compliance of the Property or the Leases (or the rents thereunder) with any rent control or similar law or regulation, and (j) the ability to relocate any Tenant or to terminate any Lease, and (k) the layout, leases, potential leases, rents, income, expenses, operation, agreements, licenses, easements, instruments, documents or Service Contracts of or in any way affecting the Property. Further, Purchaser acknowledges and agrees that neither Seller nor any of the Seller Related Parties nor Broker are liable for or bound by (and Purchaser has not relied upon) any verbal or written statements, representations or any other information respecting the Property furnished by Seller, any of the Seller Related Parties or Broker or any broker, employee, agent, consultant or other person representing or purportedly representing Seller, any of the Seller Related Parties or Broker. The provisions of this Section 8.3 shall survive the Closing or the earlier termination of this Agreement.

8.4     For the purposes of this Agreement, the terms “to the actual knowledge of Purchaser,” “to the best of Purchaser knowledge” and phrases of similar import shall mean the actual knowledge of its President and CEO, Leonard A. Rosenbaum, without independent inquiry or investigation, and shall not mean that Purchaser or such individual is charged with knowledge of the acts, omissions and/or knowledge of any of Purchaser other agents or employees. Subject to Seller’s compliance with the requirements of this agreement, Purchaser’s representations and warranties contained in Sections 8.2 and 8.3 shall survive the Closing for a period of ninety (90) days after the Closing (the “Survival Period”).

9.     Closing Deliveries.

9.1     Seller shall deliver to Purchaser at the Closing the following:

9.1.1     A bargain and sale deed with covenants against grantor’s acts, in the form attached hereto as Exhibit B and made a part hereof (the “Deed”), duly executed and acknowledged by Seller for each Property.

9.1.2     A bill of sale, conveying and transferring to Purchaser all right, title and interest of Seller, in and to all personal property at the Property (the “Personal Property”), including, without limitation, all assignable (without any third-party consent) licenses, permits, warranties and guarantees and plans and specifications held by Seller in connection with the Property, in the form attached hereto as Exhibit C and made a part hereof, duly executed by Seller, it being expressly understood that no portion of the Purchase Price shall be attributable to such Personal Property.

9.1.3     Intentionally Omitted.

9.1.4     Intentionally Omitted.

9.1.5     Intentionally Omitted.

9.1.6     Keys to each portion of the Property,

9.1.7     A certificate of non-foreign status in accordance with Section 1445 of the Code, executed by Seller.

9.1.8     Corporate resolutions of Seller authorizing the transaction contemplated herein and the execution and delivery of the documents required to be executed and delivered hereunder.

9.1.9     A New York State Combined Real Estate Transfer Tax Return and Credit Line Mortgage Certificate, Form TP-584 for the conveyance of the Property (the “State Transfer Tax Return”), duly executed by Seller.

9.1.10     Intentionally Omitted.

9.1.11     A New York State Real Estate Real Property Transfer Report, Form RP-5217 NYC (the “Transfer Report”), duly executed and acknowledged by Seller.

9.1.12     Seller shall deliver to Purchaser and the Title Company evidence of the authority of Seller to enter into the transaction contemplated by this Agreement and to execute and deliver the documents required to be executed and delivered hereunder.

9.1.13     Seller shall deliver to Purchaser, if required a certificate of Seller, dated as of the Closing, certifying to the fulfillment of the conditions set forth in Section 10.2.2 hereof.

9.1.14     To the extent in Seller’s possession or control, the following: original (or copies if originals are unavailable) books and records, tenant files, plans and specifications and other materials related to the operation of the Property.

9.1.15     Seller shall deliver a title affidavit in the form as required by Purchaser’s Title Company.

9.1.16     (a) If Seller is a corporation, copies of Seller’s (i) certificate of incorporation, (ii) by laws, (iii) resolutions of its board of directors authorizing the transaction contemplated by this Agreement and (iv) a good standing certificate dated not more than thirty (30) days prior to the Closing Date, (b) if Seller is a limited partnership, (i) copies of Seller’s certificate of limited partnership, (ii) resolutions of the general partner of Seller authorizing the transaction contemplated by this Agreement, (iii) consents of Seller’s partners, if required under Seller’s agreement of limited partnership and (iv) a good standing certificate dated not more than thirty (30) days prior to the Closing Date, (c) if Seller is a limited liability company, Seller’s (i) certificate of formation, (ii) operating agreement, (iii) good standing certificate dated not more than thirty (30) days prior to the Closing Date, (iv) any consents of Seller’s members required under the operating agreement to the transaction contemplated herein and (v) resolutions authorizing the transaction contemplated herein, which documents shall be accompanied by a certification signed by a secretary, assistant secretary, managing member, or general partner, as the case may be, certifying that such copies are true, complete and correct.

9.2     Purchaser shall deliver to Seller at Closing the following:

9.2.1     The balance of the Purchase Price.

9.2.2     (a) If Purchaser is a corporation, copies of Purchaser’s (i) certificate of incorporation, (ii) by-laws, (iii) resolutions of its board of directors authorizing the transaction contemplated by this Agreement and (iv) a good standing certificate dated not more than thirty (30) days prior to the Closing Date, (b) if Purchaser is a limited partnership, (i) copies of Purchaser’s certificate of limited partnership, (ii) resolutions of the general partner of Purchaser authorizing the transaction contemplated by this Agreement, (iii) consents of Purchaser’s partners, if required under Purchaser’s agreement of limited partnership and (iv) a good standing certificate dated not more than thirty (30) days prior to the Closing Date, (c) if Purchaser is a limited liability company, Purchaser’s (i) certificate of formation, (ii) operating agreement, (iii) good standing certificate dated not more than thirty (30) days prior to the Closing Date, (iv) any consents of Purchaser’s members required under the operating agreement to the transaction contemplated herein and (v) resolutions authorizing the transaction contemplated herein, which documents shall be accompanied by a certification signed by a secretary, assistant secretary, managing member, or general partner, as the case may be, certifying that such copies are true, complete and correct.

9.2.3     Intentionally Omitted.

9.2.4     The State Transfer Tax Return, executed and acknowledged by Purchaser.

9.2.5     Intentionally Omitted.

9.2.6     The Transfer Report, executed and acknowledged by Purchaser.

9.2.7     Such evidence as the Title Company may reasonably require as to the authority of the person or persons executing documents on behalf of Purchaser.

9.2.8     Such other instruments, agreements or other documents as may be necessary or convenient to effectuate the provisions of this Agreement, including, without limitation, a Property Owner’s Registration Form (Department of Finance) and Customer Registration Form (Department of Environmental Protection).

9.2.9     Any and all required approvals, inducements, resolutions or any other such necessary government approvals from the Town of Islip Industrial Development Agency authorizing the transfer of the Property.

10.     Conditions to the Closing Obligations.

10.1     Notwithstanding anything to the contrary contained herein, the obligation of Seller to close title in accordance with this Agreement is expressly conditioned upon the fulfillment by and as of the Closing Date of each of the conditions listed below, provided that Seller, at its election, evidenced by notice delivered to Purchaser at or prior to the Closing, may waive any of such conditions:

10.1.1     Purchaser shall have executed and delivered to Seller all of the documents, shall have paid all sums of money and shall have taken or caused to be taken all of the other action required of Purchaser in this Agreement.

10.1.2     All representations and warranties made by Purchaser in this Agreement shall be true and correct in all material respects as of the Closing Date.

10.2     Notwithstanding anything to the contrary contained herein, the obligation of Purchaser to close title and pay the Purchase Price in accordance with this Agreement is expressly conditioned upon the fulfillment by and as of the Closing Date of each of the conditions listed below, provided that Purchaser, at its election, evidenced by notice delivered to Seller at or prior to the Closing, may waive all or any of such conditions:

10.2.1     Seller shall have executed and delivered to Purchaser all of the documents required to be delivered by Seller at the Closing, and shall have taken or caused to be taken all of the other action required of Seller at the Closing.

10.2.2     All representations and warranties made by Seller in this Agreement shall be true and correct in all material respects as of the Closing Date. To the extent that Purchaser knows at or prior to Closing that any of Seller’s representations or warranties are inaccurate, untrue, incorrect or misleading in any material way (whether matters contradicting any representation or warranty are contained in any Exhibit or Schedule to this Agreement, or are contained in any materials delivered or available to Purchaser by or on behalf of Seller or whether such matters are contained in any study, test, analysis or report prepared by or for the benefit of Purchaser), and Purchaser consummates the Closing, the representations and warranties will be deemed modified to reflect Purchaser’s knowledge and will not form the basis for any action against Seller (except to the extent that prior to Closing the Parties enter into a written agreement in connection with same). Notwithstanding the foregoing, if on the Closing Date any such representations and warranties are not true and correct in all material respects, Purchaser shall in any event be required to close hereunder and pay the Purchase Price (less any adjustment) to Seller and Seller shall be required at Closing to pay to Purchaser (or the sales price shall be adjusted by credit to Purchaser) such amount on account of such breach(es), misrepresentations, warranty claims and casualty losses to remedy all such breach(es), warranty claims and casualty losses. If such misrepresentations, warranty claim, and casualty losses shall in the aggregate exceed the sum of Seventy-Five ($75,000.00) Dollars, then either Purchaser or Seller may cancel the Contract and in such event the Purchaser shall be entitled to a refund of all moneys paid by or on behalf of Purchaser on account of this Contract. For purposes hereof, a representation or warranty shall not be deemed to have been breached if the representation or warranty is not true and correct in all material respects as of the Closing Date by reason of changed facts or circumstances which pursuant to the terms of this Agreement are permitted to have occurred and are not within the control of Seller.

10.2.3     The Title Company shall be willing to insure title to the Property pursuant to an ALTA 2006 Owner’s Policy of Title Insurance in the amount of the Purchase Price at regular rates and without additional premium (which shall not be deemed to include the cost of any endorsements to title requested by Purchaser), subject only to the Permitted Exceptions and as otherwise provided in this Agreement (the “Title Policy”).

11.     Limitation on Liability of Parties.

11.1     If Purchaser shall default in the performance of Purchaser’s obligations under this Agreement and the Closing does not occur as a result thereof (a “Purchaser Default”), Seller’s sole and exclusive remedy shall be, and Seller shall be entitled, to retain the Downpayment as and for full and complete liquidated and agreed damages for Purchaser’s default, and the parties hereto shall be released from any further liability to each other hereunder, except for those obligations and liabilities that are expressly stated to survive termination of this Agreement. SELLER AND PURCHASER AGREE THAT IT WOULD BE IMPRACTICAL AND EXTREMELY DIFFICULT TO ESTIMATE THE DAMAGES WHICH SELLER MAY SUFFER UPON A PURCHASER DEFAULT AND THAT THE DOWNPAYMENT AND ANY INTEREST EARNED THEREFROM, AS THE CASE MAY BE, REPRESENTS A REASONABLE ESTIMATE OF THE TOTAL NET DETRIMENT THAT SELLER WOULD SUFFER UPON A PURCHASER DEFAULT. SUCH LIQUIDATED AND AGREED DAMAGES ARE NOT INTENDED AS A FORFEITURE OR A PENALTY WITHIN THE MEANING OF APPLICABLE LAW.

11.2      If Seller shall default in the performance of Seller’s obligations under this Agreement and the Closing does not occur as a result thereof, In addition to the refund of its Downpayment, Purchaser shall be entitled to assert all equitable and legal remedies available to it.

11.3     Subject to the provisions of Section 2.3 and 11.2 hereof, in the event that Seller shall default in the performance of Seller’s obligations under this Agreement and the Closing does not occur as a result thereof, Purchaser shall be entitled to (a) terminate this Agreement, and thereupon receive a return of the Downpayment, together with the interest earned thereon, if any,(b) seek specific performance of Seller’s obligations as required in this Agreement, provided that any such action for specific performance must be commenced within sixty (60) days after such default (as to which date time shall be of the essence), and (c) avail itself of any other remedy at law or in equity to which it is entitled. In the event Purchaser shall seek specific performance of this Agreement or institute a plenary action, the successful party shall be entitled to a judgment for any costs, expenses or damages incurred by it in connection therewith.

11.4     Any claim by Purchaser, whether made prior to or after the Closing, of a breach of one or more of Seller’s representations and warranties pursuant to Section 8.1 or a claim for indemnity under this Agreement or any document delivered by Seller at the Closing (individually or collectively, as applicable, a “Breach”) shall be made by Purchaser delivering to Seller’s attorney written notice (a “Claim Notice”) promptly after Purchaser has learned of such Breach and, in all events, prior to expiration of the Survival Period, which Claim Notice shall set forth (a) a description in reasonable detail of the claimed Breach, (b) the Section and subsection of this Agreement under which the claimed Breach is asserted, and (c) Purchaser's good-faith calculation of the diminution in the total value of the Property affected by such Breach resulting therefrom (the “Claimed Damage”). Purchaser's and Seller’s rights and remedies in respect of any alleged Breach shall, without limiting the foregoing, be as hereinbelow provided.

11.5     Notwithstanding anything to the contrary herein contained, from and after the Closing Date, with respect to any asserted Breach of Seller’s representations and warranties set forth in Section 8.1, (a) Seller shall have no liability to Purchaser (i) if Purchaser has not delivered a Claim Notice with respect thereto as required pursuant to Section11.4 above (the Breaches described in this clause (i) being herein referred to as “Nonqualifying Breaches”) and (ii) unless and until there shall be found to have existed pursuant to a final, nonappealable order of a court of competent jurisdiction one or more Breaches other than Nonqualifying Breaches that constitute individually or in the aggregate a Material Adverse Effect, (b) Purchaser shall in no event whatsoever be entitled to recover consequential damages against Seller with respect to any such asserted Breach, (c) Purchaser shall in no event whatsoever be entitled to recover for any Breach of which Purchaser was aware at or before the Closing. If, prior to the Closing, there occurs or exists a Breach which does not have a Material Adverse Effect, then Purchaser shall have no remedy therefore and must proceed to the Closing except that there shall be an equitable adjustment of the Purchase Price.

11.6     The terms and provisions of this Section 11 shall survive the Closing.

12.     Fire or Other Casualty; Condemnation.

12.1 Seller agrees (a) to maintain its present property insurance policy including fire and extended coverage and (b) to give Purchaser reasonably prompt notice of any fire or other casualty occurring at the Property of which Seller obtains knowledge, between the date hereof and the date of the Closing, or of any actual or threatened condemnation of all or any part of the Property of which Seller obtains knowledge.

12.2     If prior to the Closing there shall occur (a) damage to the Property caused by fire or other casualty which would cost an amount equal to 25% of the Purchase Price or more to repair, as reasonably determined by an engineer selected by Seller which is reasonably satisfactory to Purchaser or (b) a taking by condemnation of any material portion of the Property, then, and in either such event, Purchaser may elect to terminate this Agreement by written notice given to Seller within ten (10) business days after Seller has given Purchaser the notice referred to in Section 12.1 hereof, or at the Closing, whichever is earlier, in which event Seller shall promptly instruct Escrow Agent, to make a Downpayment Return, this Agreement shall thereupon be null and void and neither party hereto shall thereupon have any further obligation to the other, except that the provisions of Sections 6.4, 13, 24 and 27 hereof shall survive such termination. If neither Purchaser nor Seller elects to terminate this Agreement, then the Closing shall take place as herein provided, without abatement of the Purchase Price (unless otherwise agreed to in writing by the Parties), and Seller shall assign to Purchaser at the Closing, by written instrument in form reasonably satisfactory to Purchaser, all of Seller’s interest in and to any insurance proceeds or condemnation awards which may be payable to Seller on account of any such fire, casualty or condemnation, shall deliver to Purchaser any such proceeds or awards actually theretofore paid, less any amounts (the "Reimbursable Amounts") (i) actually and reasonably expended or incurred by Seller in adjusting any insurance claim or negotiating and/or obtaining any condemnation award (including, without limitation, reasonable attorneys’ fees and expenses) and/or (ii) theretofore actually and reasonably incurred or expended by or for the account of Seller for the cost of any compliance with laws, protective restoration or emergency repairs made by or on behalf of Seller (to the extent Seller has not theretofore been reimbursed by its insurance carriers for such expenditures), and Seller shall pay to Purchaser the amount of the deductible, if any, under Seller’s property insurance policy(ies), less all Reimbursable Amounts not received by Seller from any insurance proceeds or condemnation awards paid to Seller prior to the Closing. The proceeds of rent interruption insurance, if any, shall on the Closing Date be appropriately apportioned between Purchaser and Seller.

12.3     If, prior to the Closing, there shall occur (a) damage to the Property caused by fire or other casualty which would cost less than 25% of the Purchase Price to repair, as reasonably determined by an engineer selected by Seller which is reasonably satisfactory to Purchaser or (b) a taking by condemnation of any part of the Property which is not material, then, and in either such event, neither party shall have the right to terminate its obligations under this Agreement by reason thereof, but Seller shall assign to Purchaser at the Closing, by written instrument in form and substance reasonably satisfactory to Purchaser, all of Seller’s interest in any insurance proceeds or condemnation awards which may be payable to Seller on account of any such fire, casualty or condemnation, or shall deliver to Purchaser any such proceeds or awards actually theretofore paid, in each case less any Reimbursable Amounts. The proceeds of rent interruption insurance, if any, shall on the Closing Date be appropriately apportioned between Purchaser and Seller.

12.4     Nothing contained in this Section 12 shall be construed to impose upon Seller any obligation to repair any damage or destruction caused by fire or other casualty or condemnation.

12.5     In the event neither Purchaser nor Seller elects to terminate this Agreement in accordance with Section 12.2 above, or upon the occurrence of the events set forth in Section 12.3 (a) or (b) above, Seller shall have the exclusive right to negotiate, compromise or contest the obtaining of any insurance proceeds and/or any condemnation awards.

13.     Brokerage.

Each Party represents and warrants to the other Party that it has not dealt with any broker, consultant, finder or like agent who might be entitled to a commission or compensation on account of introducing the parties hereto, the negotiation or execution of this Agreement or the closing of the transactions contemplated hereby other than Greiner Maltz of Long Island, LLC (“Broker”). Seller shall pay the commission due to Broker pursuant to a separate agreement. Purchaser represents and warrants to Seller that it has not engaged any broker, consultant, finder or like agent who might be entitled to a commission or compensation with respect to any of the transactions described in this Agreement or otherwise relating to the purchase of the Property; nor, except for Broker, has any broker, consultant, finder or like agent brought about such transactions, brought the Property to the attention of Purchaser or otherwise communicated with Purchaser with respect to any such transactions or the Property. Each party agrees to indemnify, defend and hold harmless the other party from and against all claims, losses, liabilities and expenses (including, without limitation, reasonable attorneys’ fees and disbursements) caused by or arising out of: (a) a breach of any of the aforesaid representations and warranties of the indemnifying party; and (b) any claims for any brokerage or sales commissions, consultant’s fees, finder’s fees or any other similar fees or compensation of any person or entity (other than Broker) claiming to have dealt with, on behalf of, through or under such indemnifying party. The provisions of this Section 13 shall survive the Closing or the earlier termination of this Agreement.

14.     Closings Costs; Fees and Disbursements of Counsel, etc.

At the Closing, Seller shall pay the New York State Real Estate Transfer Tax imposed pursuant to Article 31 and Section 1402 of the New York Tax Law (the “State Transfer Tax”) and the New York City Real Property Transfer Tax imposed pursuant to Title 11, ~~Chapter 21 of the New York City Administrative Code (the “City Transfer Tax”),~~ upon or payable in connection with the transfer of title to the Property and the recordation of the Deed which State Transfer Tax ~~and City Transfer Tax~~ shall, at Seller’s election, be allowed for out of the Purchase Price and paid by Purchaser on behalf of Seller. At the Closing, Seller and Purchaser shall each execute, acknowledge (if appropriate) and deliver the State Transfer Tax Return, ~~the City Transfer Tax Return and~~ the Transfer Report to the Title Company or to the appropriate governmental offices. All such tax payments shall be made payable directly to the order of the appropriate governmental officer or the Title Company. Except as otherwise expressly provided to the contrary in this Agreement, Seller shall pay all charges for recording any required Satisfaction of mortgages, judgments or liens to which it is a party, and Purchaser shall pay (a) all charges for recording and/or filing the Deed and (b) all title charges and survey costs, including the premium on Purchaser’s Title Policy. Each of the parties hereto shall bear and pay the fees and disbursements of its own counsel, accountants and other advisors in connection with the negotiation and preparation of this Agreement and the Closing. The provisions of this Section 14 shall survive the Closing.

15.     Notices.

Except as otherwise provided in this Agreement, all notices, demands, requests, consents, approvals or other communications (for the purposes of this Section collectively referred to as “Notices”) required or permitted to be given hereunder or which are given with respect to this Agreement, in order to constitute effective notice to the other party, shall be in writing and shall be deemed to have been given when (a) personally delivered with signed delivery receipt obtained, (b) when transmitted by facsimile machine, if followed by delivery of, pursuant to one of the other means set forth in this Section 15 before the end of the first Business Day thereafter, printed confirmation of the successful transmission to the appropriate facsimile number listed below as obtained by the sender from the sender’s facsimile machine, (c) upon receipt, when sent by prepaid reputable overnight courier or (d) the earlier of the date of actual delivery to the recipient or five (5) days after the date so mailed if sent postage prepaid by registered or certified mail, return receipt requested, in each case addressed as follows:

If to Seller, to:

Creative Bath Products, Inc.

250 Creative Drive

Central Islip, New York, 11722

E-mail:

with copies to:

Campolo, Middleton & McCormick, LLP

4175 Veterans Memorial Highway

Suite 400

Ronkonkoma, New York 11779

Attn: Joseph Vozza, Esq.

E-mail: jvozza@cmmllp.com

If to Purchaser, to:

CVD Equipment Corporation

355 South Technology Drive

Central Islip, New York 11722

Email: legal@cvdequipment.com

with a copy to:

Martin J. Teitelbaum, Esq.

General Counsel

355 South Technology Drive

Central Islip, New York 11722

Email: mjteitelbaum@cvdequipment.com

If to Escrow Agent, to:

Campolo, Middleton & McCormick, LLP

4175 Veterans Memorial Highway

Suite 400

Ronkonkoma, New York 11779

Attn: Joseph Vozza, Esq.

E-mail: jvozza@cmmllp.com

Personal delivery to a party or to any officer, director, partner, member, agent or manager of such party at the foregoing addresses shall constitute receipt. Rejection or other refusal to accept or inability to deliver because of changed address of which no notice has been received shall also constitute receipt. Notices may be sent by the attorneys for the respective parties and each such notice so served shall have the same force and effect as if sent by such party. Notices shall be valid only if served in the manner provided in this Article 15. Seller hereby designates and empowers Seller’s counsel Campolo, Middleton & McCormick, LLP, as Seller’s agent, to give any notice to Purchaser under this Agreement (including, without limitation, a notice of default) in Seller’s name, which notice so given shall have the same force and effect as if given by the Seller itself.

16.     Survival; Governing Law.

(a)     Except as otherwise expressly set forth in this Agreement, the terms, covenants, conditions, representations and warranties set forth in this Agreement shall not survive the Closing and delivery of the Deed, all of which shall be merged therein, or the earlier termination of this Agreement.

(b)     This Agreement shall be governed by, interpreted under, and construed and enforced in accordance with, the laws of the State of New York.

(c) Each party hereby consents to the jurisdiction of any local or federal court located within the State of New York, County of Suffolk, waives personal service of any and all process upon it, consents to the service of process by registered or certified mail direct to each party at the address for notices herein and acknowledges that service so made shall be deemed to be completed upon actual delivery thereof (whether accepted or refused).

17.     Counterparts; Captions.

This Agreement may be executed in counterparts, each of which shall be deemed an original. The captions are for convenience of reference only and shall not affect the construction to be given any of the provisions hereof. PDF, electronic and facsimile signatures shall have the same force and effect as original signatures.

18.     Entire Agreement.

This Agreement (including all exhibits annexed hereto), contains the entire agreement between the parties with respect to the subject matter hereof and supersedes all prior understandings, if any, with respect thereto. This Agreement may not be modified, changed, supplemented or terminated, nor may any obligations hereunder be waived, except by written instrument signed by the party to be charged or by its agent duly authorized in writing or as otherwise expressly permitted herein. The provisions of this Section shall survive the Closing.

19.     Waivers; Extensions.

No waiver of any breach of any agreement or provision herein contained shall be deemed a waiver of any preceding or succeeding breach thereof or of any other agreement or provision herein contained. No extension of time for performance of any obligations or acts shall be deemed an extension of the time for performance of any other obligations or acts. In the event that the date specified herein for the performance of an obligation or act shall fall on a day which is not a business day, the time for performance of such obligation or act shall be deemed to be extended automatically to the first business day thereafter. As used in this Agreement, “business day” shall mean any day other than Saturdays, Sundays and holidays, on which banks in the State of New York are required or permitted to be closed.

20.     No Recording.

The parties hereto agree that neither this Agreement nor any memorandum or notice hereof shall be recorded. Any recordation or attempted recordation by Purchaser shall constitute a Purchaser’s Default.

21.     Assignment.

21.1   Purchaser shall, at any time prior to closing provided that Purchaser is not then otherwise in default of this Agreement, have the right to assign this Agreement all of its rights and delegate its obligations hereunder to a corporation or LLC (either presently existing or one to be formed) provided that the Assignee shall be a subsidiary of the Purchaser.

21.2 Except as provided in Section 21.1 above, Purchaser shall neither assign its rights nor delegate its obligations hereunder without obtaining Seller’s prior written consent, which consent may be granted or withheld in Seller’s sole discretion. Any purported or attempted assignment or delegation without obtaining Seller’s prior written consent or not otherwise permitted hereunder shall be void and of no effect. For purposes of this Section 21, the term “control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of the entity in question, whether through the ownership of voting stock, by contract or otherwise. No consent given by Seller to any transfer or assignment of Purchaser’s rights or obligations hereunder shall be construed as a consent to any other transfer or assignment of Purchaser’s rights or obligations hereunder. Purchaser shall not resell the Property or any part thereof through a “double escrowed” or other similar procedure without Seller’s prior written consent, which consent may be granted or withheld in Seller’s sole discretion. No transfer or assignment in violation of the provisions hereof shall be valid or enforceable. Purchaser shall give Seller notice of such assignment not less than five (5) Business Days prior to the Closing Date which notice shall contain the name, address, and federal employee identification of the assignee.

22.     Pronouns; Joint and Several Liability.

All pronouns and any variations thereof shall be deemed to refer to the masculine, feminine or neuter, singular or plural, as the identity of the parties may require. If Purchaser consists of two or more parties, the liability of such parties shall be joint and several.

23.     Successors and Assigns.

This Agreement shall bind and inure to the benefit of Seller, Purchaser and their respective permitted successors and assigns.

24.     Escrow.

24.1     Escrow Agent shall hold and disburse the Downpayment in accordance with the following provisions:

24.1.1     Escrow Seller’s attorney (“Escrowee”) shall hold the Downpayment for Seller’s account in escrow in a IOLA bank account at Capital One Bank N.A. until Closing or sooner termination of this contract and shall pay over or apply the Downpayment in accordance with the terms of this paragraph. Escrowee shall hold the Downpayment in an NON interest-bearing account for the benefit of the parties. If the Closing occurs, then Escrow Agent shall deliver the Downpayment to Seller.

24.1.2      If for any reason the Closing does not occur, Escrow Agent shall, at its sole option, either (i) deliver to a court of competent jurisdiction the Downpayment; or (ii) retain the Downpayment until one of the following events shall have occurred: (a) (b) there shall have been served upon Escrow Agent an order or judgment duly entered in a court of competent jurisdiction setting forth the manner in which the Downpayment is to be paid out and delivered, in which event Escrow Agent shall deliver the Downpayment as set forth in such order or judgment; or (b) Seller and Purchaser shall have delivered to Escrow Agent a joint statement executed by both Seller and Purchaser setting forth the manner in which the Downpayment is to be paid out and delivered, in which event Escrow Agent shall deliver the Downpayment as set forth in such statement. Escrow Agent shall not be or become liable in any way or to any person for its refusal to comply with any such requests or demands by Seller and Purchaser until and unless it has received a direction of the nature described above.

24.2     Any notice to Escrow Agent shall be sufficient only if received by Escrow Agent within the applicable time period set forth herein. All mailings and notices from Escrow Agent to Seller and/or Purchaser, or from Seller and/or Purchaser to Escrow Agent, provided for in this Section 24 shall be addressed to the party to receive such notice at its notice address set forth in Section 15 above (with copies to be similarly sent to the additional persons therein indicated).

24.3     Notwithstanding the foregoing, if Escrow Agent shall have received a notice from either Seller or Purchaser (or the attorney representing either of the parties) disputing entitlement to the Downpayment or shall otherwise believe in good faith at any time that a disagreement or dispute has arisen between the parties hereto over entitlement to the Downpayment (whether or not litigation has been instituted), Escrow Agent shall have the right, upon notice to both Seller and Purchaser, (a) to deposit the Downpayment with the Clerk of the Court in which any litigation is pending and/or (b) to take such reasonable affirmative steps as it may, at its option, elect in order to terminate its duties as Escrow Agent, including, without limitation, the depositing of the Downpayment with a court of competent jurisdiction and the commencement of an action for interpleader, the costs thereof to be borne by whichever of Seller or Purchaser is the losing party, and thereupon Escrow Agent shall be released of and from all liability hereunder except for any previous gross negligence or willful misconduct.

24.4     Escrow Agent is acting hereunder solely as a stakeholder without charge as an accommodation to Purchaser and Seller, it being understood and agreed that Escrow Agent shall not be liable for any error in judgment or any act done or omitted by it in good faith or pursuant to court order, or for any mistake of fact or law. Escrow Agent shall not incur any liability in acting upon any document or instrument believed thereby to be genuine. Escrow Agent is hereby released and exculpated from all liability hereunder, except only for willful misconduct or gross negligence. Escrow Agent may assume that any person purporting to give it any notice on behalf of any party has been authorized to do so. Escrow Agent shall not be liable for, and Purchaser and Seller hereby jointly and severally agree to indemnify Escrow Agent against, any loss, liability or expense, including reasonable attorney's fees (either paid to retained attorneys or, representing the fair value of legal services rendered by Escrow Agent to itself), arising out of any dispute under this Agreement, including the cost and expense of successfully defending itself against any claim arising hereunder. Notwithstanding anything to the contrary herein contained, Purchaser agrees that Escrow Agent Campolo, Middleton & McCormick, LLP, may represent Seller as Seller’s counsel in any action, suit or other proceeding between Seller and Purchaser or in which Seller and Purchaser may be involved.   As between the Parties, Seller shall be liable for any loss or misappropriation of the Downpayment.

24.5     Escrow Agent has executed this Agreement to confirm its agreement to be bound by the terms and conditions set forth in this Agreement with respect to the Downpayment.

24.6     The provisions of this Section 24 shall survive the Closing or earlier termination of this Agreement.

25.     TOWN OF ISLIP INDUSTIAL DEVELOPMENT AGENCY .

The Parties acknowledge that Seller does not currently own fee title to the Premises, but is the Lessee pursuant to a certain IDA Agreement between Seller and the Town of Islip Industrial Development Agency (the “IDA”) which allows the Seller and the Premises to be eligible to receive certain real estate tax benefits under a certain Payment in Lieu of Tax Agreement.

This Agreement shall be subject to and conditioned upon Purchaser entering into a Lease and PILOT agreement with the IDA, satisfactory to Purchaser which shall be effective as of the date of Closing. Purchaser shall make prompt application to the IDA for such benefits and provide all requested documents and information customarily required in connection therewith. In the event that such application has not been approved by the IDA within forty-five (45) days from the date of this Agreement, Purchaser shall have the right to cancel this agreement upon written notice to the Seller. If Purchaser cancels this Agreement pursuant to this Section 25, Purchaser will provide Seller with a copy of all application materials, provided to the IDA.

In lieu of receiving the Deed at Closing, Purchaser may request that the current Lease Agreement and Pilot Agreement be terminated and a new Lease Agreement and new Pilot Agreement be executed by the IDA and Purchaser at Closing (a “New IDA Transaction”). If Purchaser so elects, Seller and Purchaser shall cooperate with each other and with the IDA in good faith to cause the IDA Assignment or New IDA Transaction to occur at Closing and both parties shall execute and deliver all documents reasonably required by the IDA and Purchaser’s lender in connection therewith, provided that in connection with such assignment Seller shall incur no additional liability, cost or obligation with respect thereto and shall at Closing be released from all liability under its existing Lease Agreement, Pilot Agreement and related documents. Each party shall pay the fees of its own attorneys in connection with any IDA Assignment or New IDA Transaction.

26.     NYS Empire State Development. Seller represents that it has filed an application for assistance from NYS Empire State Development (“ESD). This Agreement shall be subject to and conditioned upon Purchaser receiving an incentive package from ESD in the amount of Two Million Seven Hundred Fifty Thousand ($2,750,000.00) Dollars or greater.

27.     Confidentiality.

Seller and Purchaser covenant and agree not to communicate (i) the terms or any aspect of this Agreement and the transactions contemplated hereby and (ii) the content of any and all information in respect of the Property which is supplied by Seller to Purchaser (collectively, the “Confidential Information”) to any person or entity, without the express written consent of the other party; provided, however, that either party may, without consent, disclose the Confidential Information (a) to its respective advisors, consultants, attorneys, accountants, partners, investors, and lenders (the “Transaction Parties”) without the express written consent of the other party, so long as any such Transaction Parties to whom disclosure is made shall also agree to keep all such information confidential in accordance with the terms hereof and (b) if disclosure is required by law or by regulatory or judicial process or pursuant to any regulations promulgated by the New York Stock Exchange or other public exchange for the sale and purchase of securities, provided that in such event Seller or Purchaser, as applicable, shall (except with regards to filings required by the Securities and Exchange Commission, NASDAQ, or any other public exchange) notify the other party in writing of such required disclosure, shall exercise all commercially reasonable efforts to preserve the confidentiality of the Confidential Information, including, without limitation, reasonably cooperating with the other party to obtain an appropriate order or other reliable assurance that confidential treatment will be accorded such Confidential Information by such tribunal and shall disclose only that portion of the Confidential Information which it is legally required to disclose. If this Agreement is terminated, such confidentiality shall be maintained by each of the Parties and each Party and its Transaction Parties will destroy or deliver to the other Party, upon request, all documents and other materials, and all copies thereof, obtained thereby in connection with this Agreement that are subject to such confidence, with any such destruction confirmed by such Party, and its Transaction Parties in writing. The foregoing confidentiality obligations shall not apply to the extent that any such information is a matter of public record or is provided in other sources readily available to the real estate industry other than as a result of disclosure by a Party or their respective Transaction Parties in violation of this Agreement. Each Party hereby agrees to indemnify the other Party against, and hold the other Party harmless from, any and all claims, losses, damages, liabilities and expenses (including, without limitation, reasonable attorneys’ fees and disbursements) arising in connection with its obligations under this Section 27 and/or the prohibited disclosure of any Confidential Information by it and/or by its Transaction Parties in violation of this Section 27. The provisions of this Section 27 shall survive the Closing or the earlier termination of this Agreement. Notwithstanding anything to the contrary contained in this Agreement, each Party shall be allowed to retain one copy of all such documents and other returned or destroyed materials for legal archiving purposes.

28.     Further Assurances.

The parties each agree to do such other and further acts and things, and to execute and deliver such instruments and documents (not creating any obligations additional to those otherwise imposed by this Agreement) as either may reasonably request from time to time, whether at or after the Closing, in furtherance of the purposes of this Agreement. The provisions of this Section 28 shall survive the Closing or the earlier termination of this Agreement.

29.     Tax Free Exchange

29.1     Seller may consummate the sale of the Property as part of a so-called like-kind exchange (the “Seller Exchange”) pursuant to Section 1031 of the Code, provided that: (i) Seller shall effect the Seller Exchange through an assignment of this Agreement, or its rights under this Agreement, to a qualified intermediary (as defined in Treas. Reg. 1.1031(k)-1(g)(4)(iii)) and Purchaser shall not be required to acquire or hold title to any real property for purposes of consummating the Seller Exchange; (ii) Seller shall pay all additional costs that would not otherwise have been incurred by Seller or Purchaser had Seller not consummated the sale through the Seller Exchange, (iii) Seller shall, and hereby does, indemnify and hold Purchaser harmless from, any loss, cost, damage, liability or expense (including, Purchaser's reasonable legal fees) which may arise or which Purchaser may suffer in connection with a Seller Exchange; (iv) the Seller Exchange does not delay the Closing; and (v) Purchaser shall not be obligated to make any representation or warranty in favor of Seller or any other person in connection with the Seller Exchange.

29.2     Purchaser may consummate the sale of the Property as part of a so-called like-kind exchange (the “Purchaser Exchange”) pursuant to Section 1031 of the Code, provided that: (i) Purchaser shall effect the Purchaser Exchange through an assignment of this Agreement, or its rights under this Agreement, to a qualified intermediary and Seller shall not be required to acquire or hold title to any real property for purposes of consummating the Purchaser Exchange; (ii) Purchaser shall pay any additional costs that would not otherwise have been incurred by Seller or Purchaser had Purchaser not consummated the sale through the Purchaser Exchange, (iii) Purchaser shall, and hereby does, indemnify and hold Seller harmless from, any loss, cost, damage, liability or expense (including, Seller’s reasonable legal fees) which may arise or which Seller may suffer in connection with a Purchaser Exchange; (iv) the Purchaser Exchange does not delay the Closing; and (v) Seller shall not be obligated to make any representation or warranty in favor of Purchaser or any other person in connection with the Purchaser Exchange.

30.     Miscellaneous.

30.1     All pronouns and any variations thereof shall be deemed to refer to the masculine, feminine or neuter, singular or plural, as the identity of the parties may require.

30.2     For purposes of this Agreement, the term “Business Day” means shall mean any day other than Saturdays, Sundays and holidays, on which banks in the State of New York are required or permitted to be closed.

30.3     This Agreement shall bind and inure to the benefit of Seller, Purchaser and their respective permitted successors and assigns.

30.4     This Agreement may be executed and delivered electronically (by email pdf, etc.) and such transmission of the Agreement shall be treated as an original.

30.5     Any term or provision of this Agreement which is invalid or unenforceable in any jurisdiction will, as to that jurisdiction, be ineffective to the extent of such invalidity or unenforceability without rendering invalid or unenforceable the remaining terms and provisions of this Agreement or affecting the validity or enforceability of any of the terms or provisions of this Agreement in any other jurisdiction. If any provision of this Agreement is so broad as to be unenforceable, the provision will be interpreted to be only so broad as is enforceable.

30.6     If any action is brought by either party against the other in connection with or arising out of this Agreement or any of the documents and instruments delivered in connection herewith or in connection with the transactions contemplated hereby, the prevailing party shall be entitled to recover from the other party reasonable attorneys’ fees and expenses incurred in connection with the prosecution or defense of such action.

30.7     (a) Any legal action or proceeding with respect to this Agreement shall be brought in a Federal or State court of Suffolk County, State of New York and by execution and delivery of this Agreement, each party to this Agreement hereby accepts, generally and unconditionally, the jurisdiction of the New York Courts. Each party to this Agreement hereby expressly and irrevocably submits the person of such party to this Agreement to the in personal jurisdiction of the New York Courts in any suit, action or proceeding arising, directly or indirectly, out of or relating to this Agreement. To the extent permitted under applicable law, this consent to personal jurisdiction shall be self-operative and no further instrument or action, other than service of process in one of the manners specified in this Agreement or as otherwise permitted by law, shall be necessary in order to confer jurisdiction upon the person of such party to this Agreement in any such New York Court.

(b) To the fullest extent permitted under applicable law, each party to this Agreement irrevocably waives and agrees not to assert, by way of motion, as a defense or otherwise, any objection which may now or hereafter have to the laying of the venue of any such suit, action or proceeding brought in a New York Court and any claim that any such suit, action or proceeding has been brought in an inconvenient forum, any claim that it is not personally subject to the jurisdiction of any such New York Court or that this Agreement or the subject matter hereof may not be enforced in or by such New York Court.

30.8     SELLER AND PURCHASER HEREBY WAIVE TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM (WHETHER ARISING IN TORT OR CONTRACT) BROUGHT BY SUCH PARTY AGAINST THE OTHER ON ANY MATTER ARISING OUT OF OR IN ANY WAY CONNECTED WITH THIS AGREEMENT.

30.9     Purchaser shall, in its capacity as Contract Vendee, have the right prior to Closing at its own cost and expense to file an application(s) with the Town of Islip for site plan approval and for the issuance of building permits. In the event that the Town requires separate written authorization to so file, Seller’s shall promptly (and without charge) execute such consents and hereby authorize their attorneys, Campolo, Middleton & McCormick, LLP, to execute such consents on Seller’s behalf and to promptly deliver same to Purchaser, without cost to the Purchaser or its Assigns. However, in the event that Purchaser requests Seller’s attorneys to perform any other work (other than executing such consents) in connection with Purchaser’s application(s) for site plan approval or for the issuance of building permits, then in such evcnt Purchaser shall be required to reimburse Seller for any reasonable costs and expenses including reasonable attorney’s fees.

30.10     To the extent applicable, all of the foregoing provisions of this Section 30 shall survive the Closing or the earlier termination of this Agreement.

31.     Limitation of Liability. Notwithstanding anything to the contrary contained in this Agreement, except as otherwise expressly provided in this Agreement, it is understood and agreed that none of the employees, directors, officers, members, partners, managers, principals, consultants, shareholders, advisors, attorneys or agents of Seller, Purchaser, or any other person, shall have any personal liability or obligation whatsoever for any obligations under this Agreement or under any documents delivered at Closing, and the individual assets of such parties shall not be subject to any claims of any person relating to such obligations. However, the foregoing shall not in any way limit the parties’ obligations and liabilities under this Agreement. The provisions of this Section 31 shall survive the Closing or any early termination of this Agreement.

32.     No Offer. This Agreement shall not be deemed an offer or binding upon Seller or Purchaser until this Agreement is fully executed and delivered by Seller and Purchaser.

33.     No Third-Party Beneficiaries. The parties do not intend to confer any benefit hereunder on any person or entity other than the parties hereto..

34.     Due Diligence Period.

34.1 Due Diligence Testing. Purchaser Shall be entitled to perform a Phase I Environmental Site Assessment on the property during the Due Diligence Period. All Due Diligence Testing and Reports are subject to Section 27 of this Agreement. Purchaser is aware that all testing and results shall remain confidential and this provision shall survive closing or the termination of this agreement. Purchaser and Seller, shall keep the results of the Phase I and all other testing performed during the Due Diligence Period, strictly confidential and shall not disclose, or permit or assist another to disclose, all or any portion of the results thereof to any person or entity (other than its legal counsel or other parties necessary to fund or otherwise facilitate Seller’ sale and/or Purchaser’s purchase of the Property) except as required by law or court order, without the advance written consent of Seller, or as otherwise provided in Section 27 of this Agreement.

34.2     Due Diligence Period. Subject to the further terms and conditions of this Section Purchaser shall in good faith during the Due Diligence Period (as hereinafter defined) diligently perform and complete, at Purchaser’s sole cost and expense, its due diligence review, examination and inspection of all matters relating to Purchaser’s acquisition of the Property, including without limitation, the review of the Title Report, surveys, building plans and specifications, the Leases, the Service Contracts and other documents evidencing or relating to or otherwise constituting a part of the Property, and all financial and title information in respect of the operation of the Property (Seller shall, to the extent that it is in possession thereof, deliver a copy of Title Report, surveys, site plans, building plans and specifications to Purchaser, all other such review, except as provided in Section 33.2 below, to be conducted at Seller’s offices or, at Seller’s election, the office of Seller’s managing agent, and the performance of all physical inspections and environmental studies of the Property (all of the foregoing being herein referred to as “Purchaser’s Due Diligence”). Seller makes no representations that it has in its possession and Title Report, surveys, building plans and specifications, the Leases, the Service Contracts and other documents evidencing or relating to or otherwise constituting a part of the Property or any financial and title information in respect of the operation of the Property. Purchaser at its sole cost and expense, is responsible to obtain any and all information in connection with their Due Diligence. Seller is not responsible and makes no representations that they are in possession or shall provide any information for Purchaser to conduct the Due Diligence on the property. The “Due Diligence Period” shall mean the period commencing on the date that Purchaser receives a fully executed original of this Agreement and expiring on the Due Diligence Expiration Date. The “Due Diligence Expiration Date” shall mean the date which is sixty (60) calendar days after the commencement of the Due Diligence Period.

34.3 Purchaser (a) shall give reasonable prior written notice of Purchaser’s request to enter the Property and at all times conduct Purchaser’s Due Diligence in compliance with applicable law and the terms of the Leases, in a manner so as not to cause damage, loss, cost or expense to Seller, the Property or any tenants, and without interference with or disturbance of the tenants’ use and enjoyment of the Property in accordance with the Leases, (b) shall promptly restore the Property to its condition immediately preceding Purchaser’s inspection and examination, (c) shall keep the Property free and clear of any mechanic’s liens or materialman’s liens in connection with Purchaser’s Due Diligence, (d) shall at all times be accompanied by a representative of Seller when at the Property shall not contact the tenants and shall not contact any governmental authority having jurisdiction over the Property without Seller’s express written consent, (e) shall, promptly after receipt thereof by Purchaser, provide Seller with copies of all engineering and architectural reports, environmental reports and lab analyses, appraisals, construction and renovation estimates, as applicable (collectively, the “Reports”) commissioned and received by Purchaser in connection with Purchaser’s Due Diligence, and with any additional Reports which Purchaser may receive prior to the Closing, all at no cost or expense to Seller it being understood that Seller shall, provided that the Closing occurs, keep the Reports confidential, except to the extent that such (i) information (w) is a matter of public record or is provided in other sources readily available to the real estate industry other than as a result of disclosure by Seller, (x) was available to Seller from a source known to Seller not to have a duty of confidentiality with regard to the information or was or is independently developed by Seller from non-confidential sources or (ii) disclosure is compelled by law or regulatory or judicial process; provided, however, that Seller may disclose such information to its agents, advisors, attorneys and accountants so long as such persons are informed by Seller of the confidential nature of such information and are directed by Seller to treat such information confidentially and to use such information only in connection with the transaction contemplated by this Agreement) and (f) shall keep the Reports confidential, in accordance with Section 27 hereof; provided, however, that Seller may, in accordance with Section 27 hereof, disclose such information to its Transaction Parties (as hereinafter defined) and (f) shall, until the Closing, keep the Reports confidential in accordance with Section 27 hereof; provided, however, that Purchaser may, in accordance with Section 27 hereof, disclose such information to its Transaction Parties. The provisions of this Section 33.3 shall survive the termination of this Agreement.

34.4 Except as otherwise provided in this Agreement, Seller shall have no obligation to deliver or make available to Purchaser any information, including without limitation, the following: (a) any information contained in Seller’s credit reports, credit authorizations, financial analyses or projections or other internal documents relating to the Property, (b) materials which are, in the reasonable judgment of Seller or its counsel, subject to an attorney-client or work product privilege under applicable law, (c) appraisals of the Property or summary information with respect thereto, (d) financial statements of Seller or any affiliate of Seller or (e) any information that Seller is prohibited by law or by regulatory or judicial process to disclose.

34.5 During the Due Diligence Period, upon request by Purchaser, Seller shall deliver or make available to Purchaser copies of the following documents or records evidencing or relating to or otherwise constituting a part of the Property to the extent in Seller’s possession or control and to the extent that same has not been previously delivered or made available to Purchaser: (a) title insurance policies and documents evidencing exceptions set forth in such policies, (b) ad valorem tax bills, notices, assessed valuations, protests, rendering and other similar documents for the period during which Seller has owned the Property, (c) Leases, (d) material notices from or to governmental authorities, (e) all written Service Contracts, (f) all surveys of the Property and (g) all licenses, permits and approvals.

34.6 Purchaser shall not, and shall not permit its employees, consultants, engineers and agents to, in connection with Purchaser’s Due Diligence, conduct any soil tests or sampling or any boring, digging, drilling or other physical intrusion of the Property and/or any of the Improvements (collectively, “Testing”), except at reasonable times and with the prior written consent of Seller. If Seller consents thereto, Purchaser shall furnish to Seller a Certificate of Insurance evidencing $1 million general liability insurance and an $11 million umbrella coverage prior to commencing any such Testing and shall, upon completion thereof, restore promptly, at Purchaser’s sole cost and expense, the Property to its condition existing prior to such Testing. Purchaser hereby indemnifies and holds harmless Seller from and against any and all claims, damage, liability, loss, cost and expense that may arise in connection with all claims arising out of the acts or omissions of Purchaser, its partners, agents, employees, licensees, invitees, contractors and consultants; In addition, at Seller’s election, Purchaser and/or such alternative indemnitor shall provide, prior to any Testing, a separate indemnity agreement reasonably satisfactory to Seller in Seller’s sole discretion. The provision of this Section 33.6 shall survive termination of this Agreement.

34.7 Phase II Environmental Testing. Phase II Environmental Site Assessment Testing or any subsequent environmental testing upon the completion of the Phase I Site Assessment shall require the written consent and approval of Seller, which may be withheld at the sole discretion of the Seller.

34.8     The Phase I or any other Due Diligence testing shall initially be provided in draft form to Purchaser’s counsel and its mortgage lender and shall not be provided to Seller or its counsel unless expressly requested by Seller’s counsel in writing. Upon its receipt of the draft reports, Purchaser’s counsel shall review the same and discuss (by telephone) the same with Seller’s counsel and, if requested by Seller’s counsel and not otherwise, provide a copy thereof directly to Seller’s counsel. Purchaser shall then in good faith consider any commercially reasonable written comments to the draft reports that may be provided by Seller’s counsel provided the form and content of the final reports shall be ultimately determined in Purchaser’s sole discretion. The final reports shall be delivered to Seller’ counsel at its written request, but not otherwise.

34.9 This Agreement may be terminated by Purchaser if Purchaser’s Due Diligence shall be unsatisfactory in Purchaser’s sole discretion, by written notice to Seller and Escrow Agent on or prior to the expiration of the Due Diligence Period (the “Due Diligence Termination Notice”) in which event Escrow Agent shall repay to Purchaser the Initial Deposit (as hereinafter defined) and this Agreement shall be deemed canceled and become void and of no further effect, and neither party shall have any obligations of any nature to the other hereunder or by reason hereof, upon the expiration of the Due Diligence Period (except as to the Sections of this agreement which have been defined and shall survive such termination).

[THE REMAINDER OF THIS PAGE IS INTENTIONALLY LEFT BLANK]

IN WITNESS WHEREOF, the parties have duly executed this Agreement as of the day and year first above written.

SELLER:

CREATIVE BATH PRODUCTS, INC.

BY: /s/ Helene Bartsch

Name: Helene Bartsch

Title:

BY: /s/ Christa Meinzinger

Name: Christa Meinzinger

Title:

PURCHASER:

CVD EQUIPMENT CORPORATION

BY: /s/ Leonard A. Rosenbaum

Name: Leonard A. Rosenbaum

Title: President and CEO

ESCROW AGENT:

SOLELY FOR THE PURPOSES OF

CONFIRMING THE PROVISIONS OF

ARTICLE 24:

Campolo, Middleton & McCormick, LLP

By:______________________________
     Joseph C. Vozza

EXHIBIT A-1

Legal Description

SEE ATTACHED

EXHIBIT B

Form of Deed

— Bargain and Sale Deed, with Covenant against Grantor’s Acts — Individual or Corporation (Single Sheet)

Consult your lawyer before signing this instrument—this instrument should be used by lawyers only.

——————————————————

THIS INDENTURE, made the ____ day of _____, in the year 2017

BETWEEN ______________ with a place of Business at ____________________

party of the first part, and_______________________ with a place of Business at_____________________

party of the second part,

WITNESSETH, that the party of the first part, in consideration of dollars paid by the party of the second part, does hereby grant and release unto the party of the second part, the heirs or successors and assigns of the party of the second part forever,

ALL that certain plot, piece or parcel of land, with the buildings and improvements thereon erected, situate, lying and being in the

TOGETHER with all right, title and interest, if any, of the party of the first part in and to any streets and roads abutting the above described premises to the center lines thereof; TOGETHER with the appurtenances and all the estate and rights of the party of the first part in and to said premises; TO HAVE AND TO HOLD the premises herein granted unto the party of the second part, the heirs or successors and assigns of the party of the second part forever.

AND the party of the first part covenants that the party of the first part has not done or suffered anything whereby the said premises have been encumbered in any way whatever, except as aforesaid.

AND the party of the first part, in compliance with Section 13 of the Lien Law, covenants that the party of the first part will receive the consideration for this conveyance and will hold the right to receive such consideration as a trust fund to be applied first for the purpose of paying the cost of the improvement and will apply the same first to the payment of the cost of the improvement before using any part of the total of the same for any other purpose. The word “party” shall be construed as if it read “parties” whenever the sense of this indenture so requires.

IN WITNESS WHEREOF, the party of the first part has duly executed this deed the day and year first above written.

IN PRESENCE OF:

________________________________________

________________________________________

________________________________________

ACKNOWLEDGEMENT TAKEN IN NEW YORK STATE

State of New York, County of , ss:

On the day of in the year , before me, the undersigned, personally appeared

, personally known to me or proved to me on the basis of satisfactory evidence to be the individual(s) whose name(s) is (are) subscribed to the within instrument and acknowledged to me that he/she/they executed the same in his/her/their capacity(ies), and that by his/her/their signature(s) on the instrument, the individual(s), or the person upon behalf of which the individual(s) acted, executed the instrument.

ACKNOWLEDGEMENT BY SUBSCRIBING WITNESS TAKEN IN NEW YORK STATE

State of New York, County of , ss:

On the day of in the year , before me, the undersigned, a Notary Public in and for said State, personally appeared , the subscribing witness to the foregoing instrument, with whom I am personally acquainted, who, being by me duly sworn, did depose and say that he/she/they reside(s) in

(if the place of residence is in a city, include the street and street number if any, thereof); that he/she/they know(s)

to be the individual described in and who executed the foregoing instrument; that said subscribing witness was present and saw said execute the same; and that said witness at the same time subscribed his/her/their name(s) as a witness thereto

ACKNOWLEDGEMENT TAKEN IN NEW YORK STATE

State of New York, County of , ss:

On the day of in the year , before me, the undersigned, personally appeared

, personally known to me or proved to me on the basis of satisfactory evidence to be the individual(s) whose name(s) is (are) subscribed to the within instrument and acknowledged to me that he/she/they executed the same in his/her/their capacity(ies), and that by his/her/their signature(s) on the instrument, the individual(s), or the person upon behalf of which the individual(s) acted, executed the instrument.

ACKNOWLEDGEMENT TAKEN OUTSIDE NEW YORK STATE

*State of , County of , ss:

*(Or insert District of Columbia, Territory, Possession or Foreign County)

On the day of in the year, before me the undersigned personally appeared

Personally known to me or proved to me on the basis of satisfactory evidence to be the individual(s) whose name(s) is (are) subscribed to the within instrument and acknowledged to me that he/she/they executed the same in his/her/their capacity(ies), that by his/her/their signature(s) on the instrument, the individual(s) or the person upon behalf of which the individual(s) acted, executed the instrument, and that such individual make such appearance before the undersigned in the

(add the city or political subdivision and the state or country or other place the acknowledgement was taken).

Bargain and Sale Deed With Covenants Title No. __________ TO ___________________	SECTION: BLOCK: LOT: COUNTY OR TOWN: RETURN BY MAIL TO:

EXHIBIT C

Form of Bill of Sale

KNOW ALL MEN BY THESE PRESENTS, that __________________, having an address at _____________________________ (“Assignor”), for and in consideration of TEN DOLLARS ($10.00) and other good and valuable consideration given by ______________, a __________________________, having an address at ______________________ (“Assignee”), the receipt and sufficiency of which is hereby acknowledged, hereby assigns, transfers and sets over unto Assignor, its successors and assigns, from and after the date hereof, without representation or warranty by or recourse to Assignor, express or implied, by operation of law or otherwise, except as expressly provided in that certain Agreement of Purchase and Sale, dated as of_____________ ___, 2016, by and between Assignor, as seller and Assignee, as purchaser (the “Agreement”), all of Assignor’s right, title and interest in and to the fixtures, equipment, furniture, furnishings, fittings and articles of personal property, if any, owned by Assignor and located at, attached or appurtenant to or used in connection with the Property (as defined in the Agreement), all as more particularly described in Exhibit A attached hereto and made a part hereof, excluding, however, any such fixtures, equipment, furniture, furnishings, fittings and articles of personal property belonging to any Tenants (as defined in the Agreement), any public utility or any other person or entity except Assignor (collectively, the “Personal Property”).

TO HAVE AND TO HOLD THE SAME unto Assignee, its successors and assigns, forever.

[NO FURTHER TEXT ON THIS PAGE]

IN WITNESS WHEREOF, Assignor has caused these presents to be duly executed as of ______________________, 2017.

ASSIGNOR:

____________________________

ASSIGNEE:

___________________________________

EXHIBIT A-2

ASSIGNOR:	ASSIGNEE:

All right, title, interest and estate of Assignor in and to all fixtures and personal property now located or used in connection with the use of the Property, including, without limitation, all apparatus, machinery, devices, fixtures, appurtenances, equipment, furniture and furnishings and articles of personal property of every kind and nature whatsoever now located in or at, and used or useful in connection with the operation and maintenance of the Property (or any part thereof) and the Improvements (as defined in the Agreement), including, without limitation, lightpoles, lighting equipment, fixtures and standards, awnings, shades, screens and blinds, asphalt, vinyl, composition and other floors, wall and ceiling coverings, partitions, doors and hardware, beds, bed fittings, bedroom furnishings, elevators, escalators and hoists, refrigeration cases, refrigerators, stoves, ovens and food preparation equipment, heating, plumbing and ventilating apparatus, gas, electric and steam fixtures, chutes, ducts and tanks, oil burners, furnaces, heaters, compactors, incinerators and boilers, air cooling and air conditioning equipment, washroom, toilet and lavatory fixtures and equipment, engines, pumps, dynamos, motors, generators, electrical wiring and equipment, tools, snow removal, landscaping, gardening and groundskeeping equipment, pool, pool machinery, maintenance equipment and furniture, building supplies, office furniture, machines and equipment, computer equipment and machinery, printers, decorations, window washing hoists and equipment, all pylons and signs, vacuums, buffers, polishers, sweepers and all other cleaning equipment and supplies, all alarms, fire protection systems, detectors and other fixtures and equipment used for or in connection with the security of the Property (or any part thereof) and all additions thereto and replacements thereof, save and except and excluding, however, such thereof as may be owned and used by any Space Lessees, together with all Assignor’s right to all franchises, permits, certificates of occupancy, licenses, approvals and contracts, and rights therein and thereto, respecting the ownership, use, occupation, maintenance and operation of the Property and/or the Improvements or any part thereof concerning, pertaining to, involving or respecting any business or activity conducted on the Property or any part thereof, together with all rents, issues and profits arising from all or any portion of the Property and/or the Improvements, together with all of Assignor’s right to all trade names under which the Property and/or the Improvements is being operated or by which the same is generally known and all unexpired warranties and guaranties affecting the same, together with all of Assignor’s right, title, interest and estate in and to all plans, specifications and other documents, instruments, contracts, agreements, claims and insurance policies of any kind and description whatever concerning, pertaining to, used in connection with or generated from the Property and/or the Improvements or any part thereof, together with all proceeds of the conversion, voluntary or involuntary, or any of the foregoing into cash or liquidated claims, including, without limitation, proceeds of insurance and condemnation awards, if, but only to the extent the same are within Assignor’s possession or control, subject in all cases to the terms and conditions of the Agreement and except as may be otherwise provided therein.

EXHIBIT D

SERVICE CONTRACTS

NONE

41